                                                                          [LOGO]


                              FOR IMMEDIATE RELEASE
                              ---------------------


Contact:       Pamela Schreiber
               Investor Relations
               Resource America, Inc.
               1845 Walnut Street, 10th Floor
               Philadelphia, PA 19103
               (215) 546-5005
               (215) 546-5388 (facsimile)

--------------------------------------------------------------------------------
                 Resource America Inc. Announces Termination of
                             Agreements With Vulcan

Philadelphia, PA. July 31, 2002-Resource America, Inc. (NASDAQ:REXI) announced today that the general partner of its majority-owned subsidiary, Atlas Pipeline Partners, L.P. (AMEX:APL)(the "Partnership"), has exercised its right under the contribution agreement, dated January 18, 2002, to terminate the agreement with New Vulcan Coal Holdings, L.L.C. and Vulcan Intermediary, L.L.C. (collectively, "Vulcan") to acquire Triton Coal Company, L.L.C. ("Triton"). Since consummation of the contribution agreement was a condition for the consummation of the agreement of energy subsidiaries of Resource America, Inc. to sell their 100% membership interest in Atlas Pipeline Partners GP, LLC to Vulcan, that agreement is likewise terminated.

Jonathan Cohen, Vice Chairman of the Partnership's general partner stated:
"Although we regret having to terminate this agreement, we are enthused about the ongoing expansion of our gas gathering system and look forward to our continuing control of the general partner, which is proving to be of great benefit to Resource America, Inc."

Atlas Pipeline Partners GP, LLC is the general partner of Atlas Pipeline Partners, L.P., a publicly traded limited partnership that owns and operates gas gathering systems in western Pennsylvania, western New York and eastern Ohio. Energy subsidiaries of Resource America, Inc. own the Partnership's general partner, which owns 50.3% of the Partnership's common units.

Resource America, Inc. is a proprietary asset management company that uses industry-specific expertise to generate and administer investment opportunities for our own account and for outside investors in the energy, real estate and equipment leasing industries.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed of implied in this release.